Exhibit 99.1

DPL-MANAGED SCRUBBER CONSTRUCTION PROGRAM COMPLETED

– First in U.S. to use Chiyoda Design –

– Produces Cleaner Air at Competitive Cost –

DAYTON, Ohio, July 14, 2008 – The Dayton Power and Light Company (DP&L), a subsidiary of DPL Inc. (NYSE: DPL), recently brought the fourth and final scrubber on line at the 2,400 megawatt Stuart electric generating plant.  This completes the DP&L-managed construction program, which included a total of five scrubbers at both Stuart and Killen stations.

“Starting up the final scrubber at Stuart marks an important milestone for DP&L, our customers and our shareholders,” said Paul Barbas, DPL president and chief executive officer.  “This construction program is the largest environmental investment in our company’s history, and we completed it on time while breaking new ground in the U.S. for scrubber design.  The end result is cleaner air at a very competitive cost.”

Scrubbers, technically referred to as flue gas desulfurization (FGD) units, remove almost all sulfur dioxide from power plant emissions.  In addition, the FGD units, in conjunction with existing environmental controls, capture significant mercury and fine particulate emissions.

DP&L was the first utility in the United States to use the FGD technology commercially, which was developed by the Chiyoda Corporation.  The system pumps flue gas through a limestone and water bath as opposed to the traditional method of spraying gases with a limestone mist.  DP&L’s early adoption of this type of system resulted in capital costs well below industry averages.  In addition, the simple design will have lower operating and maintenance expense compared to traditional scrubber designs.

“The scrubbed unit at Killen has been operating for about a year now, and we are very pleased with its performance and reliability,” said Mr. Barbas.  “It is removing more than 95% of the sulfur dioxide and having positive impacts on particulate reduction.”

DP&L’s investment in the FGD units is approximately $600 million.  On a DP&L system-wide basis, the scrubber at the Conesville generating plant is expected to be on line next spring as planned.  Conesville is jointly owned with and operated by American Electric Power (AEP).  By mid-2009, almost 90% of DP&L’s generation output will be produced by units with environmentally-friendly scrubbers.

About DPL

DPL Inc. (NYSE:DPL) is a regional electric energy company.  DPL’s principal subsidiaries include The Dayton Power & Light Company (DP&L); DPL Energy, LLC (DPLE); and DPL Energy Resources, Inc. (DPLER).  DP&L, a regulated electric utility, provides service to over 515,000 retail customers in West Central Ohio; DPLE engages in the operation of peaking generation facilities; and DPLER is a competitive retail electric supplier in Ohio, selling to major industrial and commercial customers.  DPL, through its subsidiaries, owns and operates approximately 3,750 megawatts of generation capacity, of which 2,850 megawatts are low cost coal-fired units and 900 megawatts are natural gas and diesel peaking units.  Further information can be found at www.dplinc.com.

Certain statements contained in this press release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Matters discussed in the press release that relate to events or developments that are expected to occur in the future, including management’s expectations, strategic objectives, business prospects, anticipated economic performance and financial condition and other similar matters constitute forward-looking statements.  Forward-looking statements are based on management’s beliefs, assumptions and expectations of future economic performance, taking into account the information currently available to management.  These statements are not statements of historical fact and are typically identified by terms and phrases such as “anticipate,” “believe,” “intend,” “estimate,” “expect,” “continue,” “should,” “could,” “may,” “plan,” “project,” “predict,” “will” and similar expressions.  Such forward-looking statements are subject to risks and uncertainties, and investors are cautioned that outcomes and results may vary materially from those projected due to various factors beyond DPL’s control, including but not limited to: abnormal or severe weather and catastrophic weather-related damage; unusual maintenance or repair requirements; changes in fuel costs and purchased power, coal, environmental emissions, gas and other commodity prices; volatility and changes in markets for electricity and other energy-related commodities; increased competition and deregulation in the electric utility industry; increased competition in the retail generation market; changes in interest rates; state, federal and foreign legislative and regulatory initiatives that affect cost and investment recovery, emission levels, rate structures or tax laws; changes in federal and/or state environmental laws and regulations to which DPL and its subsidiaries are subject; the development of Regional Transmission Organizations, including PJM to which DPL’s operating subsidiary has given control of its transmission functions; changes in DPL’s purchasing processes, pricing, delays, contractor and supplier performance and availability; significant delays associated with large construction projects; growth in DPL’s service territory and changes in demand and demographic patterns; changes in accounting rules and the effect of accounting pronouncements issued periodically by accounting standard-setting bodies; financial market conditions; the outcomes of litigation and regulatory investigations, proceedings or inquiries; general economic conditions; and the risks and other factors discussed in DPL’s filings with the Securities and Exchange Commission.

Forward-looking statements speak only as of the date of the document in which they are made.  We disclaim any obligation or undertaking to provide any updates or revisions to any forward-looking statement to reflect any change in our expectations or any change in events, conditions or circumstances on which the forward-looking statement is based.

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